Exhibit 10.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”), dated May 20, 2015 (the “Effective Date”), is by and among Maglenta Enterpises Inc., a company incorporated and existing in the Republic of Seychelles (“Maglenta”), Champfremont Holding Ltd., a company incorporated and existing in the Republic of Seychelles (“CHL”) (each of the foregoing individually, a “Seller” and, collectively, “Sellers”), ТOT Group Russia LLC, a limited liability company organized and existing under the laws of the Russian Federation, and/or its assignee, and TOT Group Europe Ltd., a company organized and existing under the laws of England and Wales, and/or its assignee (each of the foregoing individually, a “Purchaser” and, collectively, the "Purchasers") and Reznick Law, PLLC, with an address at 900 Third Avenue, 17th Floor, New York, New York 10022 (the “Escrow Agent”).

WITNESSETH

WHEREAS, concurrently herewith, Sellers and Purchasers entered into that certain acquisition agreement (the “Acquisition Agreement”), attached hereto and made a part hereof as Exhibit A, for the sale by Sellers to Purchasers of all of the issued and outstanding Interests (as defined in the Acquisition Agreement) in the Target Companies (as defined in the Acquisition Agreement); and

WHEREAS, the Purchasers have agreed to pay, as a first installment of the Purchase Price (i) Three Million Six Hundred Thousand ($3,600,000) Dollars (the “Cash Consideration”) and (ii) 4,768,212 (four million seven hundred sixty eight thousand two hundred and twelve) shares of common stock of Net Element, Inc., a Delaware corporation (“Net Element”) (the “Share Consideration”) in four certificates as follows:

(1)	715,232 shares of Net Element issued to Maglenta,

(2)	79,470 shares, of Net Element issued to CHL ((1) and (2) are collectively the “Held Shares”),

(3)	3,576,159 shares of Net Element issued to Maglenta,

(4)	397 351 shares, of Net Element issued to CHL,

(collectively, (i) and (ii) are the “Escrow Amount”); and

WHEREAS, to facilitate the transaction, the Purchasers have agreed to deposit the Escrow Amount with the Escrow Agent.

NOW, THEREFORE, the Purchasers, Sellers, and the Escrow Agent agree as follows:

Section 1.            The Sellers and the Purchasers hereby appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Amount in accordance with the terms of this Escrow Agreement, and the Escrow Agent accepts such appointment. On the Initial Closing Date, as defined in the Acquisition Agreement, the Purchasers shall deliver the Escrow Amount to the Escrow Agent. The Escrow Agent hereby agrees to hold the Escrow Amount in accordance with the terms hereof and to act with respect to the Escrow Amount in the manner hereinafter set forth. The Cash Consideration shall be wired in US Dollars to:

PAY TO:	First Republic Bank
111 Pine Street
San Francisco, CA 94111

CLIENT ACCOUNT NAME:	Reznick Law, PLLC

CLIENT ACCOUNT NUMBER:	97300704586

SWIFT CODE:	FRBBUS6S

REFERENCE:	Maglenta Enterpises Inc., / Champfremont Holding Ltd.

Section 2.            The Escrow Agent shall hold the Cash Consideration in a segregated trust account of the Escrow Agent established and maintained in First Republic Bank and the Share Consideration in a safe deposit box and shall release same in the following manner:

(a)      Upon the receipt by the Escrow Agent of (1) true originals (if originals, then the Escrow Agent shall deliver such originals to Net Element) or true copies of all of the following documents, in each instance certified in a sworn statement by a notary to be true and complete originals or copies, as applicable of all of the following documents:

(i)	A certificate containing information about a legal entity for “Инновационные Платежные Технологии” (“IPT”), a limited liability company organized and existing under the laws of the Russian Federation with OGRN (Principal State Registration Number) 1147746539038 from the Unified State Registrar of Legal Entities, in the form attached hereto and made a part hereof as Exhibit B. Under the heading containing information about the members of the legal entity (which is currently provided in Line 39), the document shall confirm that TOT Group Russia LLC is the holder of one hundred (100%) percent interest in IPT (“IPT Certificate”); and

(ii)	A certificate containing information about a legal entity for “Payonline System LLC” (“POS”), a limited liability company organized and existing under the laws of the Russian Federation with OGRN (Principal State Registration Number) 1097746015047, from the Unified State Registrar of Legal Entities in the form attached hereto and made a part hereof as Exhibit C. Under the heading containing information about the members of the legal entity (which is currently provided in Line 39), the document shall confirm that TOT Group Russia LLC is the holder of one hundred (100%) percent interest in POS (“POS Certificate”); and

(iii)	A certificate of shares of Brosword Holding Limited (“Brosword”), a Cyprus company, in the form attached hereto and made a part hereof as Exhibit D, certifying that TOT Group Europe, Ltd. is the holder of one thousand (1,000) shares of Brosword (“Brosword Certificate”); and

(iv)	A certificate of shares of Polimore Capital Limited (“Polimore”), a Cyprus company, in the form attached hereto and made a part hereof as Exhibit E, certifying that TOT Group Europe, Ltd. is the holder of one thousand (1,000) shares of Polimore (“Polimore Certificate together with IPT Certificate, POS Certificate and Brosword Certificate are collectively “Escrow Documents”).

Escrow Agent shall release, subject to the provisions set forth in Section 2(c) below, the amount equal to the Cash Consideration less the Held Back Cash Consideration (as defined below) as follows: ninety (90%) percent to Maglenta and ten (10%) percent to CHL, and release the Share Consideration that does not constitute the Held Shares to the party to whom the shares were issued.

Or (2) Upon the receipt by the Escrow Agent of joint written instruction signed by all the Purchasers and the Sellers to release the Escrow Amount to either Sellers or Net Element (as the case may be), the Escrow Agent shall release the Escrow Amount to either the Sellers or Net Element (as so instructed in such joint written instruction).

(b)      If not all documents listed in and in the form required in subsection 2(a) above, or joint instructions by all the Purchasers and Sellers to either release the Escrow Amount or to hold same longer, have been received on or before ninety (90) days after the Effective Date, the Escrow Agent shall return on the next business day the Escrow Amount to Net Element as follows: (i) with respect to the Share Consideration, the original share certificates representing all of the Consideration Shares by FedEx to Net Element, Inc., 3363 NE 163rd Street, Suite 705, North Miami Beach, Florida 33160, Attention: Chief Legal Officer; and (ii) with respect to the Cash Consideration, the entire amount of the Cash Consideration by wire transfer to:

PAY TO:	CITIBANK N.A. 111, Wall Street New York
CLIENT ACCOUNT NAME:	Net Element, Inc.
CLIENT ACCOUNT NUMBER:	9135600738
ABA ROUTING:	266086554
WIRE ROUTING:	021000089
REFERENCE:	Transaction With Maglenta Enterpises Inc. / Champfremont Holding Ltd.

(c)      Notwithstanding anything to the contrary contained herein, the Escrow Agent shall not release (i) a portion of the Cash Consideration equal to Six Hundred Thousand U.S. Dollars (US $600,000) (the “Held Back Cash Consideration”) and (ii) the Held Shares until the Escrow Agent receives a true copy of the duly executed by each of AnastasiaDate Ltd. and Brosword Holding Limited (only so long as either Oleg Firer or Konstantin Zaripov, in each case as authorized representative, executed such agreement on behalf of Brosword Holding Limited) binding agreement between AnastasiaDate Ltd. and Brosword Holding Limited dated after the Effective Date for payment processing services by Brosword Holding Limited for Anastasiadate.com family of websites (the “New Anastasiadate.com Agreement”). The Escrow Agent may assume that, upon receipt of a payment processing services agreement dated after the Effective Date and duly executed by each of AnastasiaDate Ltd. and Brosword Holding Limited (executed by Oleg Firer or Konstantin Zaripov, in each case as authorized representative, on behalf of Brosword Holding Limited), such agreement is the New Anastasiadate.com Agreement. If the Escrow Agent does not receive such duly executed New Anastasiadate.com Agreement by October 1, 2015, the Escrow Agent shall release and deliver the Held Back Cash Consideration and the Held Shares to Net Element, Inc. on the business day immediately following October 1, 2015.

Section 3.            The Escrow Agent shall be fully protected in taking any action with respect to the Escrow Account (i) in accordance with this Escrow Agreement, or (ii) as required by any court order, writ, judgment or decree.

The Escrow Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished and certified by a representative of Purchasers, Sellers or by a notary as provided in Section 2(a), as applicable, in writing as genuine, complete and accurate to it and believed by the Escrow Agent to be genuine and to have been signed and presented by the proper party or parties.

The Escrow Agent shall not be liable to anyone whomsoever by reason of any error of judgment, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence, or willful misconduct. Each of the Purchasers and Sellers shall indemnify and hold the Escrow Agent harmless from and against any and all liability and expense which may arise out of any action taken or omitted to be taken by the Escrow Agent in accordance with this Escrow Agreement, except such liability and expense as may result from gross negligence, or willful misconduct of the Escrow Agent.

Section 4            The Escrow Agent may at any time resign by giving ten (10) business days’ prior written notice of resignation to both Purchasers and Sellers and may be removed upon no less than ten (10) business days prior written notice from both Purchasers and Sellers to Escrow Agent. Sellers and Purchasers shall cooperate in providing guidance as to where to deposit both the Cash Consideration and Share Consideration to Escrow Agent. In the event Escrow Agent shall receive written notice from either a Court in the United States, or from Purchasers and Sellers jointly advising the Escrow Agent that a litigation over entitlement to the Escrow Amount has been commenced, and Escrow Agent is still holding same, Escrow Agent may deposit the Escrow Amount with the Clerk of the Court in which said litigation is pending, in which event (after such deposit) the Escrow Agent shall have no further liability hereunder.

Section 5            All notices, instructions and other communications required or permitted to be given hereunder, under the Exhibits attached hereto, or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been duly given if faxed with confirmation or emailed to the parties to this Escrow Agreement, as follows:

If to the Escrow Agent:	Reznick Law, PLLC
900 Third Avenue, 17th floor
New York, New York 10022
Telephone: 212-490-5900
Fax: 646-349-2383
Email: freznick@reznicklaw.com

If to Maglenta:	Maglenta Enterpises Inc
Maglenta’ Representative
Althaus Legal LLC
12 B. Savvinsky, building 12, 119435, Moscow, Russia
Telephone: +7 (499) 678-2298
Attention: Rostislav Shatenok, Andrey Tsaruk
E-mail: rshatenok@althausgroup.ru

If to CHL:	Champfremont Holding Ltd
CHL’s Representative
Althaus Legal LLC
12 B. Savvinsky, building 12, 119435, Moscow, Russia
Telephone: +7 (499) 678-2298
Attention: Rostislav Shatenok, Andrey Tsaruk
E-mail: rshatenok@althausgroup.ru

If to ТOT Group Russia LLC:	ТOT Group Russia LLC
office 01, 54th Floor
Federation Tower West
12, Presnenskaya emb.
Moscow, 123100, Russia
Telephone: +7 495 286 72 00
E-mail: kzaripov@netelement.com
Attention: Konstantin Zaripov, General Director

If to TOT Group Europe Ltd.:	TOT Group Europe Ltd.
Acre House
11-15 William Road
London, England
NW1 3ER
Telephone: +44 7789 658193
E-mail: kzaripov@netelement.com
Attention: Konstantin Zaripov, Company Director

Section 6.            This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law thereof. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address as set forth in the preamble hereinabove.

Section 7.             If any term or provision of this Escrow Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

Section 8.            To the extent that the provisions of this Escrow Agreement conflict with the provisions of the Acquisition Agreement, the provisions of this Escrow Agreement will govern. Any capitalized term not defined herein shall have the meaning ascribed to it in the Acquisition Agreement.

Section 9.            This Escrow Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. The exchange of copies of this Escrow Agreement and of signature pages by facsimile transmission, pdf or other electronic means shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes (and such signatures of the parties transmitted by facsimile, pdf or other electronic means shall be deemed to be their original signatures for all purposes).

[No further text. Signature pages follow.]

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the date and year first above written.

SELLERS:

MAGLENTA ENTERPRISES INC.		CHAMPFREMONT HOLDING LTD

By:	/s/ Evaline Sophie Joubert	By:	/s/ Nicos Hadjinicolaou
Name:	Evaline Sophie Joubert	Name:	Nicos Hadjinicolaou
Title:	Director	Title:	Director

PURCHASERS:

TOT GROUP RUSSIA, LLC		TOT GROUP EUROPE LTD
By:	/s/ Konstantin Leonidovich Zaripov	By:	/s/ Konstantin Zaripov
Name:	Konstantin Leonidovich Zaripov	Name:	Konstantin Zaripov
Title:	General Director	Title:	General Director

ESCROW AGENT:

Reznick Law, PLLC

By:	/s/ Felix Reznick
Name:	Felix Reznick
Title:	Managing Member